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                                  EXHIBIT 99.1


FOR IMMEDIATE RELEASE

Eprise Contact:                              Press Contact:
---------------                              --------------
Milt Alpern                                  Kelly Murray/Dan Sher
Eprise Corporation                           PAN Communications, Inc.
508/661-5200                                 978/474-1900
malpern@eprise.com                           eprise@pancomm.com


              EPRISE CORPORATION ANNOUNCES STOCK REPURCHASE PROGRAM

FRAMINGHAM, MASS. -- DECEMBER 11, 2000 -- Eprise Corporation (NASDAQ: EPRS) announced today that its board of directors has authorized a new share repurchase program through which the company may repurchase up to $4 million in shares of its common stock. All repurchases will be made in the open market. The program is expected to be conducted from time to time over the next twelve months, depending on market conditions.

"The Board has taken this action as a sign of confidence in the company's future. The Board believes the company's third quarter earnings and recent 3.0 release of our industry leading content management solution make the company's shares an attractive investment at current market prices, particularly where we had over $70 million in cash and cash equivalents and almost no debt as of September 30, 2000. Funding of Eprise's current business and development activities will not be affected by the repurchase program," said Eprise President and CEO Joseph Forgione. "Our repurchase program is intended to create and deliver stockholder value."

The shares acquired will be held in treasury for future corporate use, including purchases under the company's employee stock purchase plan and stock option plans.

ABOUT EPRISE CORPORATION

Eprise Corporation (Nasdaq:EPRS) provides Strategic Content Management solutions that enable businesses to gain competitive advantage. Its software solutions encompass products and services that support the use of industry best practices for managing the entire content life cycle. By integrating its products with technologies from companies such as Microsoft, Inktomi, Net Perceptions and Screaming Media, Eprise offers an even more robust environment, enabling customers to improve Web site effectiveness and drive e-business success. With headquarters located in Framingham, Mass., the company has expanded to include regional offices across the United States, as well as in Canada, Germany, and the United Kingdom.

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Certain matters discussed in this announcement may involve "forward-looking statements" (as that term is used in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties, including risks of business change, product acceptance and customer demand and growth management detailed from time-to-time in Eprise Corporation's filings with the Securities and Exchange Commission. Eprise Corporation draws the reader's attention to the factors described in its final Prospectus dated March 24, 2000 and its Form 10Q for the quarter ended September 30, 2000 filed on November 14, 2000 under the heading "Risk Factors." Any such forward-looking statements speak only as of the date such statements are made, and the company undertakes no obligation to publicly release the results of any revision to these forward-looking statements or otherwise update or supplement this announcement or the risk factors referenced herein.